PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

April 12, 2016

To Whom It May Concern:

We consent to the incorporation by reference in the transition report on Form 10-K of Biotricity, Inc. (formerly MetaSolutions, Inc.) of our report dated on November 30, 2015 on our audit of the financial statements of Biotricity, Inc. as of August 31, 2015, and the related statements of operation, stockholders’ equity and cash flow for the year then ended.

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board